Exhibit 10.26

KAGY HOLDING COMPANY, INC.

Severance Plan

The KAGY Holding Company, Inc. Severance Plan is established as of April 7, 2006 in order to assist Participants (as defined herein) upon termination of employment from the Company. The Plan is intended to be a welfare plan, but not a pension plan, as defined in ERISA Sections 3(1) and 3(2), respectively. The Plan shall be interpreted and administered in a manner that is consistent with that intent.

1.	DEFINITIONS.

1.1 Administrator. “Administrator” means the Company, by action of the Board or its delegate, which shall serve as the Plan “administrator” within the meaning of ERISA Section 3(16).

1.2 Affiliate. “Affiliate” means, with respect to any specified entity, any person or entity that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified entity.

1.3 Base Salary. “Base Salary” means the annual base salary the Company pays the Participant as wages, determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or services performed or any reduction thereof that is the basis for a Termination for Good Reason. Base Salary shall not include any bonuses, commissions or overtime pay, but shall include any amount that the Company contributes to an employee benefit plan on behalf of the Participant pursuant to a salary reduction agreement and that is not includable in the gross income of the Participant under Sections 125, 132(f)(4), 402(g) or 457 of the Code or is not paid currently due to the Participant’s election to defer the receipt thereof under an employee benefit plan of the Company.

1.4 Board. “Board” means the Board of Directors of the Company.

1.5 Cause. “Cause” means (i) a Participant’s willful failure to perform, or gross negligence in the performance of, the Participant’s duties and responsibilities to the Company and its Affiliates; (ii) commission by a Participant of a material act of fraud, embezzlement or other material dishonesty; (iii) conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; or (iv) a Participant’s material breach of any provisions of any employment agreement or confidentiality or non-compete obligation with the Company or any Affiliate. A termination for “Cause” shall be determined by the Board.

1.6 Change in Control. “Change in Control” means, and shall be deemed to have occurred upon, any of the following events:

a. a sale or transfer (in one or a series of related transactions) of 100% of the Company’s outstanding capital stock to one Person or a group of Persons acting in concert;

b. a sale or transfer (in one or a series of related transactions) of all or substantially all of the Company’s operating subsidiaries or assets to one Person or a group of Persons acting in concert; or

c. a transaction or transactions in which any Person or a group of Persons acting in concert acquires stock of the Company in an amount greater than that held by Kohlberg & Co. LLC (“Kohlberg”) and Kohlberg Affiliates and in which Kohlberg relinquishes control of the Board.

1.7 Code. “Code” means the Internal Revenue Code of 1986, as amended.

1.8 Company. “Company” means KAGY Holding Company, Inc.

1.9 Disability. “Disability” means permanent and total disability as defined in any applicable long-term disability plan provided by the Company. However, if the Company does not provide any long-term disability plan or if the long-term disability plan does not define permanent and total disability, then Disability shall mean that a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The Administrator shall determine in its sole discretion whether a Participant has a Disability for purposes of this Plan based on competent medical evidence. The Administrator’s determination shall be binding and conclusive.

1.10 Employee. “Employee” means an individual who renders personal services to the Company, and who, in accordance with the established payroll accounting and personnel policies of the Company is characterized as an employee.

1.11 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended at any relevant time.

1.12 Good Reason. “Good Reason” means (i) a material reduction by the Company in the degree of responsibility and authority of such Participant (other than in connection with an acquisition of the Company or any of its subsidiaries if such Participant’s direct reporting responsibility remains unchanged), which reduction is not cured within twenty (20) days of the Participant’s having provided the Board with written notice of said reduction or (ii) the Company’s failure to pay such Participant’s then current Base Salary or bonus in accordance with the Company’s payroll practices, which failure is not cured within twenty (20) days of the Participant’s having provided the Board with written notice of said failure.

1.13 Involuntary Termination. “Involuntary Termination” means the termination by the Company of the Participant’s employment with the Company, other than by reason of Cause, death or Disability.

1.14 Kohlberg Affiliates. “Kohlberg Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with Kohlberg & Co. LLC, where control may be either management authority or equity interest.

1.15 Participant. “Participant” means an Employee who has satisfied the eligibility requirements provided in Section 2 and is selected to participate in the Plan in accordance with Section 2.

1.16 Person. “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

1.17 Plan. “Plan” means this KAGY Holding Company, Inc. Severance Plan.

1.18 Termination for Good Reason. “Termination for Good Reason” means a Participant’s voluntary resignation from the Company as a result of Good Reason.

2.	PARTICIPATION.

The Administrator, in its sole discretion, shall determine the Employees who may participate in this Plan. Such determinations by the Administrator shall be conclusive and binding. The Employees eligible to participate in this Plan shall be as listed on Exhibit A to the Plan, which may be amended from time to time for the purpose of adding eligible employees, subject to the provisions of Section 9. An eligible Employee becomes a Participant on the date such Employee agrees to be bound by the provisions of the Confidentiality, Non-Solicitation, and Non-Competition Agreement, attached as Exhibit B in accordance with Section 7 and executes a copy of such agreement.

3.	SEVERANCE PAYMENTS.

3.1 In the event of an Involuntary Termination or a Termination for Good Reason, the Company shall provide to such Participant a severance benefit (subject to applicable withholding requirements) equal to:

a. an aggregate amount equal to twelve (12) months (or such other number as may be set forth in a written agreement between the Company and the Participant) of Base Salary (at the Participant’s then effective Base Salary) payable in twelve (12) (or such other number as may be set forth in a written agreement between the Company and the Participant) equal monthly installments;

b. continuation of participation in the health and dental benefit plans of the Company in which the Participant participated on the date of his Involuntary Termination or Termination for Good Reason, at the Company’s expense, for a period ending on the earlier of (i) twelve (12) (or such other number as may be set forth in a written agreement between the Company and the Participant) months from the date of termination and (ii) the date comparable coverage is obtained by the Participant from any successor employer; provided, however, that such Participant timely elects continuation coverage under COBRA. The Company may, at its sole election and in lieu of providing continued health and dental benefit plan participation, provide cash payments to the Participant equal to the cost the Company would have incurred if it paid for the COBRA premiums for such health and dental benefits. Any coverage provided pursuant to this paragraph (b) shall be secondary to coverage provided to the Participant and his dependents and beneficiaries by any employer that is not the Company;

c. an aggregate amount equal to the greater of (i) a pro rata portion of the Participant’s annual bonus (if any) earned up through the date of the Participant’s termination of employment with the Company or (ii) 30% of the Participant’s potential maximum annual bonus, payable in twelve (12) (or such other number as may be set forth in a written agreement between the Company and the Participant) equal monthly installments; and

d. all of the Participant’s accrued but unpaid vacation, sick and personal days to the extent that Company policy provides for payment of such accrued but unpaid amounts.

In the event of a Termination for Good Reason, such Participant may (but shall not be obligated to) also request that the Company repurchase any shares of common stock then held by such Participant and, if such a request is made, the Company may (but shall not be obligated to), in its sole and unreviewable discretion, accept such request upon terms and conditions mutually agreed upon by the parties; provided that nothing in this sentence shall require any action or inaction on the part of the Company with respect to such request. Notwithstanding anything in the foregoing to the contrary, in the event of an Involuntary Termination or a Termination for Good Reason within one hundred eighty (180) or less days prior to, or twelve (12) months following, the occurrence of a Change in Control, such termination shall be deemed to be as a result of a Change in Control and the provisions of Section 3.2 hereof shall apply with respect to the Participant’s severance benefits.

3.2 If a Change in Control occurs and as a result of such Change in Control, or within one hundred eighty (180) days prior to, or twelve (12) months following, such Change in Control, an Involuntary Termination or a Termination for Good Reason occurs, then, in lieu of any payments to or on behalf of the Executive under Section 3.1 hereof, as may be applicable, the Company shall provide to such Participant a severance benefit (subject to applicable withholding requirements) equal to:

a. an aggregate amount, payable on the date of termination equal to twenty-four (24) (or such other number as may be set forth in a written agreement between the Company and the Participant) months’ Base Salary (at the Participant’s then effective Base Salary);

b. continuation of participation in the health and dental benefit plans of the Company in which the Participant participated on the date of his Involuntary Termination or Termination for Good Reason, at the Company’s

expense, for a period ending on the earlier of (i) twenty-four (24) (or such other number as may be set forth in a written agreement between the Company and the Participant) months from the date of termination and (ii) the date comparable coverage is obtained by the Participant from any successor employer; provided, however, that such Participant timely elects continuation coverage under COBRA. The Company may, in lieu of providing continued health and dental benefit plan participation, provide cash payments to the Participant equal to the cost the Company would have incurred if it paid for the COBRA premiums for such health and dental benefits. Any coverage provided pursuant to this paragraph (b) shall be secondary to coverage provided to the Participant and his dependents and beneficiaries by any employer that is not the Company;

c. an aggregate amount equal to the greater of (i) a pro rata portion of the Participant’s annual bonus (if any) earned up through the date of the Participant’s termination of employment with the Company or (ii) 30% of the Participant’s potential maximum annual bonus, payable on the date of termination; and

d. all of the Participant’s accrued but unpaid vacation, sick and personal days to the extent that Company policy provides for payment of such accrued but unpaid amounts.

If a Change in Control occurs and as a result of such Change in Control, or within one hundred eighty (180) days prior to, or twelve (12) months following, such Change in Control, a Termination for Good Reason occurs, then such Participant may (but shall not be obligated to) also request that the Company repurchase any shares of common stock then held by such Participant and, if such a request is made, the Company may (but shall not be obligated to), in its sole and unreviewable discretion, accept such request upon terms and conditions mutually agreed upon by the parties; provided that nothing in this sentence shall require any action or inaction on the part of the Company with respect to such request.

4.	DEATH.

If a Participant’s employment with the Company terminates because of the Participant’s death, the Company shall provide (subject to applicable withholding requirements) to the Participant’s beneficiaries:

a. the Participants’ Base Salary which the Participant earned up until the date of his death;

b. all of the Participant’s accrued but unpaid vacation, sick and personal days to the extent that Company policy provides for payment of such accrued but unpaid amounts; and

c. an aggregate amount equal to the greater of (i) a pro rata portion of the Participant’s annual bonus (if any) earned up through the date of the Participant’s death or (ii) 30% of the Participant’s potential maximum annual bonus, payable in twelve (12) (or such other number as may be set forth in a written agreement between the Company and the Participant) equal monthly installments.

In such event, such Participant’s beneficiaries may (but shall not be obligated to) also request that the Company repurchase any shares of common stock then held by such Participant’s beneficiaries and, if such a request is made, the Company may (but shall not be obligated to), in its sole and unreviewable discretion, accept such request upon terms and conditions mutually agreed upon by the parties; provided that nothing in this sentence shall require any action or inaction on the part of the Company with respect to such request.

5.	DISABILITY.

If a Participant’s employment with the Company is terminated by reason of the Participant’s Disability, the Participant shall be entitled to continuation of participation in the health and dental benefit plans of the Company in which the Participant participated on the date of his Disability, at the Company’s expense, for a period of six months from the date of termination; provided, however, that such Participant timely elects continuation coverage under COBRA. The Company may, in lieu of providing continued welfare benefit plan participation, provide cash payments to the Participant equal to the cost the Company would have incurred if it paid for the COBRA premiums for such health and dental benefits. Any coverage provided pursuant to this Section 5 shall be secondary to coverage provided to the Participant and his dependents and beneficiaries by any employer that is not the Company. Additionally, (i) the Participant shall be entitled (subject to applicable withholding requirements) to receive any unpaid Base Salary earned up until the Participant’s termination of employment with the Company and all of his accrued but unpaid vacation, sick and personal days to the extent that Company policy provides for payment of such accrued but unpaid amounts and (ii) such Participant may (but shall not be obligated to) also request that the Company repurchase any shares of common stock then held by such Participant and, if such a request is made, the Company may (but shall not be obligated to), in its sole and unreviewable discretion, accept such request upon terms and conditions mutually agreed upon by the parties; provided that nothing in this sentence shall require any action or inaction on the part of the Company with respect to such request.

6.	FOR CAUSE.

If a Participant’s employment with the Company is terminated for Cause, the Participant shall have no right to receive any form of compensation, remuneration or benefit hereunder, except that the Participant shall be entitled (subject to applicable withholding requirements) to receive any unpaid Base Salary earned up through the date of the Participant’s termination of employment with the Company, subject to applicable withholdings, and all accrued but unpaid vacation, sick and personal days to the extent that Company policy provides for payment of such accrued and unpaid amounts.

7.	CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION.

In consideration of the severance arrangements contained herein, and because an Employee who is selected to participate in the Plan will be a member of the Company’s management and/or have intimate knowledge of the Company’s and its Affiliates’ business practices, which, if exploited by the Employee in contravention of this Agreement, would seriously, adversely and irreparably affect the interest of the Company and its Affiliates and the ability of the Company and its Affiliates to continue the business conducted by them; and in addition where applicable, in consideration of the Employee’s capacity as a holder of an equity interest in the Company, as a condition precedent to an Employee’s participation in this Plan, an Employee who has been selected to participate in this Plan must execute the Confidentiality, Non-Solicitation, and Non-Competition Agreement attached hereto as Exhibit B, which is incorporated herein by reference for all purposes. Participant shall be bound by the Confidentiality, Non-Solicitation, and Non-Competition Agreement regardless of whether he/she actually receives any benefits under the Plan upon termination of his/her employment with the Company. Notwithstanding any provision in this Plan to the contrary, if a Participant violates any of the terms of the Confidentiality, Non-Solicitation, and Non-Competition Agreement, in addition to any other remedies the Company or any of its Affiliates may have at law or under equity Participant shall not be entitled to any severance payments or other benefits provided for herein.

8.	CONDITIONS FOR PAYMENT.

Notwithstanding any other provision of the Plan, no Participant will be eligible to receive any severance benefit hereunder unless, prior to the receipt of such severance benefit, the Participant executes a release substantially in the form attached hereto as Exhibit C, and the revocation period described in such release has expired.

Notwithstanding any provisions in the Plan to the contrary, if the Participant is entitled to receive severance or other separation pay upon termination of employment with the Company, whether by contract, policy, plan, law or regulation (including without limitation, the Federal Worker Adjustment and Retraining Notification Act (Pub. L. 100-379), the severance payment and other benefits payable under the Plan shall be reduced, dollar for dollar, by the amount of such other severance or separation pay.

9.	AMENDMENT AND TERMINATION.

The Board may amend or terminate the Plan at any time; provided that such action may not materially reduce the benefits provided to a Participant hereunder, without such Participant’s prior written consent.

10.	SEVERABILITY.

Each of the covenants contained herein shall be deemed independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other provision of such covenant or any other covenant contained herein. If a court of competent jurisdiction shall determine that any provision contained in this Plan, or any part thereof, is unenforceable for any reason, the parties hereto authorize such court to reduce the duration or scope of such provision, or otherwise modify such provision, so that such provision in its reduced or modified form will be enforceable.

11.	ADMINISTRATION.

11.1 Administrator Powers and Duties. Subject to the express provisions of this Plan, the Administrator shall have sole discretionary authority to interpret the Plan (including any vague or ambiguous provisions) and to make all other determinations deemed necessary or advisable for the administration of the Plan, including without limitation, the discretion to determine a Participant’s eligibility to become a Participant and to adopt, amend and rescind rules and regulations pertaining to its duties under the Plan. All determinations and interpretations of the Administrator shall be final, binding and conclusive as to all persons. The Administrator may employ such accountants, counsel, specialists, and other advisory and clerical persons as it deems necessary or desirable in connection with the Plan’s administration. The Administrator is entitled to rely conclusively on any opinions from its accountant or counsel.

11.2 Records and Reports; Expenses. The Administrator shall keep books of account, records and other data necessary for proper administration of the Plan. The Administrator may appoint any person as agent to keep such books, records or other data. The Administrator shall serve without compensation. The Company shall pay all expenses relating to the administration of the Plan, including any expenses for the fees of accountants, legal counsel, and other similar specialists and other costs of administering the Plan.

11.3 Limitation of Liability. If permissible by law, the Administrator shall serve without bond. If the law requires bond, the Administrator shall secure the minimum bond required.

As permitted by law, the Company shall indemnify and save the Administrator (and each member thereof) harmless against expenses, claims and liabilities arising out of being the Administrator, except expenses, claims and liabilities arising out of the Administrator’s (or member’s) own gross negligence or bad faith.

11.4 Claims. It is not necessary to file a claim in order to receive Plan benefits. On receipt of a claim for Plan benefits, the Administrator shall respond in writing within 90 days. An adverse notice shall specify each reason for denial, with specific reference to provisions of the Plan or related documents on which the denial, with is based. If additional material or information is necessary for the claimant to perfect the claim, it shall be described. Such adverse notice also shall disclose appropriate information about the steps that the claimant must take if he wishes to submit the claim for review and the time limits and procedures applicable to such review, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review. As a condition to a payment from it or directed by it, the Company may require the Participant, beneficiary, or legal representative to execute a receipt and release of the claim.

11.5 Review of Denied Claims. On proper written request for review from a claimant to the Administrator within 60 days after the claimant’s receipt of notice that a claim has been denied, there must be a review by the Administrator. The Administrator must determine whether there will be a hearing. The claimant and an authorized representative are entitled to be present and heard if any hearing is used as part of the review. The claimant may submit written comments, documents, records and other information relating to the claimant’s claim for benefits. The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. The Administrator shall, within 60 days after the request for review is received, advise the claimant in writing of the final determination after review. The decision on review shall be written in a manner calculated to be understood by the claimant, and it shall include specific reasons for the decision and specific references to the pertinent provisions of the Plan or related documents on which the decision is based. Such written notification also shall include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits and a statement describing any voluntary appeal procedures offered by the Plan, the claimant’s right to obtain the information about such procedures and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review. The Administrator shall notify the claimant of the benefit determination as soon as possible, but not later than five days after the benefit determination is made. The claimant, after the review of claims procedures described above and an adverse benefit determination on review, shall have the right to bring a civil action under Section 502(a) of ERISA.

12.	MISCELLANEOUS.

12.1 Construction. One gender includes the other, and the singular and plural include each other when the meaning would be appropriate. The Plan’s headings and subheadings have been inserted for convenience of reference only and shall be ignored in any construction of the provisions. If a provision of this Plan is illegal or invalid, that illegality or invalidity does not affect other provisions. This Plan shall be construed according to the applicable provisions of the Code, Treasury Regulations, and ERISA in a manner that assures that the Plan provides the benefits and tax consequences intended for Participants. Any terms defined in the Code, Treasury Regulations or ERISA that are not defined herein are incorporated in this Plan by reference.

12.2 Governing Law. This Plan shall be construed, enforced, and administered in accordance with the laws of the State of Delaware (other than its choice-of-law rules), except to the extent that those laws are superseded by the laws of the United States of America.

12.3 No Separate Rights. The creation, continuance, or change of the Plan or any payment does not give any person a non-statutory legal or equitable right against the Company, any of its Affiliates or any of their officers, agents, or other persons employed by the Company or any of its Affiliates. The Plan does not modify the terms of a Participant’s employment with the Company, confer upon any Participant the right to continue in the employment of the Company or any of its Affiliates or affect any right of the Company or any of its Affiliates to terminate the employment of such Participant at any time for any reason.

12.4 Non-Alienation of Benefits. No assignment of any rights or benefits arising under the Plan is permitted or recognized. Neither the Company nor any of its Affiliates is liable for or subject to the debts, contracts, liabilities, or torts of any person entitled to benefits under this Plan.

12.5 Unfunded Plan. No Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any of its Affiliates. Neither the Company nor any of its Affiliates shall be required to set aside any specific funds, assets or property in anticipation of any liability under the Plan. A Participant shall have only a contractual right to any benefits, if any, payable under the Plan, unsecured by the assets of the Company. Nothing contained in the Plan shall constitute a guaranty that the assets of such Company or any of its Affiliates shall be sufficient to pay any benefits to any person.

12.6 Section 409A Compliance. Any benefit payable hereunder that constitutes a deferral of compensation under Section 409A of the Code shall be construed to the maximum extent possible, as determined by the Administrator, to be consistent with the requirements of Section 409A. Notwithstanding the foregoing, neither the Company nor the Administrator, nor any person acting on behalf of the Company or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of any benefit payable under this Plan to satisfy the requirements of Section 409A of the Code.

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13.	ADOPTION OF PLAN.

As evidence of its adoption of the Plan, KAGY Holding Company, Inc. has caused this instrument to executed by its duly authorized officer this 7th day of April, 2006.

KAGY HOLDING COMPANY, INC.

By:	/s/ Douglas J. Mattscheck
Name:	Douglas J. Mattscheck
Title:	President